EXCHANGE TRADED CONCEPTS, LLC

CODE OF ETHICS/PERSONAL TRADING POLICY

Adopted: November 2018

This Code of Ethics (the “Code”) is the sole property of Exchange Traded Concepts, LLC (“Exchange Traded Concepts” or “ETC” or the “Firm”) (defined below in the Code) and must be returned to the Firm upon termination for any reason of an Employee’s association with the Firm. The contents of this Code are strictly confidential. Employees (defined below) may not duplicate, copy or reproduce this Code in whole or in part or make it available in any form to non-Employees without prior approval in writing from the Firm’s Chief Compliance Officer (“CCO”) (defined below).

10900 Hefner Pointe Drive, Suite 207 Oklahoma City, OK 73120	(405) 778-8377

Introduction
Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), requires an investment adviser registered with the U.S. Securities and Exchange Commission (“SEC”) to establish, maintain and enforce a written code of ethics which meets the minimum requirements stated in the Rule. This Personal Code of Ethics/Personal Trading Policy (“the Code”) is intended to meet the requirements of the Advisers Act.
This Code of Ethics (the “Code”) is applicable to all Employees (as defined below) of the Firm with respect to such Employees’ activities and conduct on behalf of Exchange Traded Concepts, LLC (“Exchange Traded Concepts” ore “ETC” or the “Firm”), as well as certain personal activities and conduct of Employees. The Code does not attempt to serve as a comprehensive outline regarding employee conduct, but rather to establish general rules of conduct and procedures applicable to all Employees.
The Code should be kept at hand for easy reference. Any questions regarding this Code, or other compliance issues, must be directed to the Chief Compliance Officer of ETC (the “CCO” defined below). The CCO is responsible for administering and implementing this Code. ETC expects Employees to be thoroughly familiar with the Firm’s standards and procedures as set forth herein. In order to make it easier to review and understand the standards and procedures, a few commonly used terms are defined below.
DEFINITIONS
“Access Person,” as defined in the Advisers Act, means any Employee, or supervised person, of the Firm who has access to non-public information regarding Clients’ investments, including the purchase or sale of securities, or non-public information regarding the portfolio holdings of any Client; is involved in making investment and Securities recommendations to Clients or who has access to such recommendations that are non-public; is a director, officer or partner of the Firm.
“Advisers Act” means the Investment Advisers Act of 1940, as amended.
“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan or “DRIP”.
“Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a) under the Securities Exchange Act of 1934 (the “Exchange Act”) in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder. Generally, you will be treated as the “beneficial owner” of a security under this policy only if you have a direct or indirect pecuniary interest in the security.
(a)	A direct pecuniary interest is the opportunity, directly or indirectly, to profit, or to share the profit, from the transaction.
(b)
An indirect pecuniary interest is any non-direct financial interest, but is specifically defined in the rules to include securities held by members of your immediate family sharing the same household. An Access Person’s “immediate family” includes a spouse, minor children and adults living in the same household as the Access Person.

•	Securities held by a partnership of which you are a general partner;
•	Securities held by a trust of which you are the settlor if you can revoke the trust without the consent of another person, or a beneficiary if you have or share investment control with the trustee;
•	Equity securities which may be acquired upon exercise of an option or other right, or through conversion.
•	For interpretive guidance on this test, you should consult counsel.

10900 Hefner Pointe Drive, Suite 207 Oklahoma City, OK 73120	(405) 778-8377

“Chief Compliance Officer” or “CCO” means Dennis Lowenfels or such other person as may be designated from time to time.
“Client” means any Fund to which the Firm provides investment advisory or management services.
“Covered Account” means a personal investment or trading account of an Employee or Access Person or related account (this may include, but is not limited to, an account for which an Employee or Access Person is a trustee or custodian, a spousal account, any account of an Employee or Access Person’s children or any account for an individual who relies on the Employee or Access Person for material support) in which an Employee or Access Person has any direct or indirect beneficial ownership interest, an investment or trading account over which an Employee or Access Person exercises control or provides investment advice, or a proprietary investment or trading account maintained for the Firm or its employees. Specifically, Covered Account includes:
a)	Trusts for which an Employee or Access Person acts as trustee, executor, custodian or discretionary manager;
b)	Accounts for the benefit of the Employee’s or Access Person’s spouse or minor child;
c)	Accounts for the benefit of a relative living with the Employee or Access Person;
d)	Accounts for the benefit of any person who receives material financial support from the Employee or Access Person.
Covered Account does NOT include any account that does not hold Reportable Securities, such as cash accounts or 401k accounts that only hold open-end mutual funds, money market funds, direct obligations of the U.S. federal government, bank certificates of deposit, commercial paper and repurchase agreements.
“Covered Securities” means a security defined in section 202(a)(18) of the Advisers Act. Covered Securities include:
•               Stocks
•	Bonds
•	Futures
•	Exchange Traded Funds
•	Investment contracts
•	Options on securities
•	Options on indexes and options on currencies,
•	Limited partnerships (of any kind)
•	Foreign unit trusts
•	Private Equity
•	Private investment funds
•	Hedge funds
•              Investment clubs Covered securities do not include:
•	Direct obligations of the U.S. government (e.g. treasury securities)
•	Bankers acceptances
•	Bank certificates of deposit
•	Commercial paper
•	High quality short-term debt obligations - including repurchase agreements,
•	Open-End Mutual Funds
•	Money Market Funds

10900 Hefner Pointe Drive, Suite 207 Oklahoma City, OK 73120	(405) 778-8377

“Discretionary Managed Account” means an account for which the Employee has designated investment discretion entirely to a third party. In such account, the Employee cannot exercise any investment discretion in the purchase or sale of securities.
“Employee” means any “supervised person” of ETC, as defined under the Advisers Act to be any partner, officer, director (or other person occupying a similar status or performing similar functions), employee, or other person who provides investment advice on behalf of ETC and is subject to the supervision and control of ETC.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Federal Securities Laws” means the Securities Act of 1933 (the “1933 Act”), the Exchange Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment advisers, and any rules adopted thereunder by the SEC or the Department of Treasury.
“Firm” means Exchange Traded Concepts, LLC or Exchange Traded Concepts or ETC.
“Initial Public Offering” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.
“Legal” means the legal department of Exchange Traded Concepts
“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act.
“Private Placement” shall mean an offering of Securities that is exempt from registration under the Section 4(2) or Section 4(6) of the Securities Act of 1933, as amended (“Securities Act”); or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.
“Purchase or Sale of a Security” includes, among other things, the writing of an option to purchase or sell a security.
“Reportable Fund” means: (i) any fund for which Exchange Traded Concepts serves as an investment adviser as defined in section 2(a)(20) of the 1940 Act (including Funds of the Trust); or (ii) any fund whose investment adviser or principal underwriter controls Exchange Traded Concepts, is controlled by Exchange Traded Concepts, or is under common control with Exchange Traded Concepts.
“Reportable Security” means any security except open-end mutual funds, money market funds, direct obligations of the U.S. federal government, municipal securities, bank CDs, bankers acceptances, commercial paper and repurchase agreements.
“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

10900 Hefner Pointe Drive, Suite 207 Oklahoma City, OK 73120	(405) 778-8377

“Senior Management” means J. Garrett Stevens, Rich Hogan and Jay Baker
STANDARDS OF CONDUCT
The reputation of Exchange Traded Concepts, LLC (“Exchange Traded Concepts”) is based on our employees acting in an ethical manner with honesty, integrity and professionalism. That reputation is a vital business asset. Exchange Traded Concepts expects that its employees will perform their duties and conduct their personal investment activities with (1) the duty to, at all times, place our client’s interests first, and (2) the fundamental principle that they should not take inappropriate advantage of their positions.
All employees are governed by the requirements of this Code and must comply with federal securities laws (as defined below). Employees are not permitted:
1)	to defraud a client in any manner;
2)	to mislead a client, including by either making an untrue statement of material fact or by making a statement that omits material facts;
3)	to engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a client;
4)	to engage in any manipulative practice with respect to a client; or
5)	to engage in any manipulative practice with respect to securities.
As a fiduciary, Exchange Traded Concepts has an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of its clients. This duty includes fully disclosing all material facts to clients concerning any conflict that does arise with respect to that client. This duty also applies to all employees of Exchange Traded Concepts.
Disciplinary actions for failure to comply with this Code may include suspension of personal trading privileges, or suspension or termination of employment. The CCO will determine disciplinary actions by taking into account such facts as deemed appropriate and relevant, including the severity of the violation, and whether the Employee has previously violated this Code.

Annual Acknowledgement
This Code is an integral part of the Firm’s compliance program. This Code may be revised and supplemented from time to time; it is the responsibility of the CCO to distribute the most current version to all Employees.
It is the responsibility of each Employee to understand the contents of this Code and the policies set forth herein, and to adhere to all applicable policies and procedures. Compliance by Access Persons and Employees with the Federal Securities Laws; the terms and provisions of the Compliance Manual, including, without limitation, the Code of Ethics; and any other applicable laws, rules, and regulations is a condition of employment and continued employment with the Firm. Access Persons who have supervisory responsibility should ensure that the Employees they supervise are familiar with applicable Federal Securities Laws, the Compliance Manual, and all applicable laws, rules, and regulations.

10900 Hefner Pointe Drive, Suite 207 Oklahoma City, OK 73120	(405) 778-8377

Each Employee upon hire and annually thereafter is required to acknowledge his or her receipt and understanding of the Code and agreement to abide by its policies (the “Annual Acknowledgement”). All Employees’ Annual Acknowledgements will be distributed via and archived in the Firm’s third-party compliance software.

PERSONAL SECURITIES TRANSACTIONS GENERALLY
All personal securities transactions are to be conducted in such a manner as to be consistent with the Code and to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility.
Under the Advisers Act, the SEC has determined that an investment adviser’s code of ethics must require Access Persons (as described above) to report their personal securities transactions and holdings and be subject to certain trading restrictions. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Exchange Traded Concepts.
For purposes of Exchange Traded Concepts’ policy, employees of sub-advisers and service providers that have access to nonpublic information are not covered by this policy but are covered by their respective employer’s policy.

CONFIDENTIALITY OF CLIENT INFORMATION
Confidentiality of information pertaining to Exchange Traded Concepts and its clients is a fundamental principle of the investment management business of Exchange Traded Concepts. Employees must maintain the confidential relationship between Exchange Traded Concepts and each of its clients. The confidentiality of information such as the extent of the account relationship must be held inviolate by those to whom it is entrusted and must never be discussed outside the normal and necessary course of Exchange Traded Concepts’ business. To the extent possible, all information concerning clients and their accounts (including funds advised by Exchange Traded Concepts and the investors therein) shall be shared among employees on a strictly need-to-know basis. Each employee shall be subject to the privacy policies and procedures of Exchange Traded Concepts included in the firm’s compliance manual.

GIFTS AND ENTERTAINMENT
Employees may not be compensated, directly or indirectly, except by the Firm. In light of the nature of the Firm’s business, its fiduciary obligations to its investors and Clients as well as the regulatory environment in which the Firm conducts its business, the Firm is compelled to monitor the nature and quantity of the gifts, gratuities and other entertainment activities that its Employees give to or receive from a person or firm that conducts business with or provides services to the Firm, that may do business or is being solicited to do business with the Firm or that is associated with an organization that conducts or seeks to conduct business with the Firm. Such monitoring is not intended to prevent Employees from giving or receiving gifts, gratuities, and other entertainment activities but rather serves to ensure that the practice of giving or receiving gifts, gratuities and other entertainment activities is not abused or undertaken for improper purposes, and does not compromise the integrity, objectivity, or fiduciary responsibilities of the Firm or its Employees.
No gift, gratuity, or other entertainment activities should ever be accepted or given with any understanding that the donor will receive special or favorable treatment by the Firm or any Employee.
Each Employee may give or accept gifts from a business associate of up to $100 in value in aggregate per year without obtaining prior approval of the CCO. For gifts above $100 in aggregate per year, the Employee must receive prior approval from the CCO before accepting or giving the gift.  The CCO may require the Employee to return a gift if it is determined that the gift could improperly influence the use of a third-party business or create the appearance of a conflict of interest.

10900 Hefner Pointe Drive, Suite 207 Oklahoma City, OK 73120	(405) 778-8377

In situations where prior approval by CCO is not required, Employees must report to the CCO or a delegate thereof, in a timely manner after they have given or received a gift or entertainment (excluding lunches during business week, multi-client events at conferences and holiday food or gifts that are not overly lavish or extravagant). Employees must not give or receive any gift or entertainment, unless it is ordinary and reasonable in scope or cost. Gifts and Entertainment shall be tracked on the Firm’s Gifts and Entertainment Log. To clarify, this policy does not prohibit an Employee from giving or accepting an occasional meal, reception invitation, ticket to a sporting or theater event, or comparable entertainment, that is not so frequent, costly, or lavish as to raise any question of impropriety.
Furthermore, to ensure compliance with the Foreign Corrupt Practices Act, Employees are prohibited from directly or indirectly paying or giving, offering or promising to pay, give or authorize or approving such offer or payment, of any funds, gifts, services or anything else of any value, no matter how small, or seemingly insignificant, to any Covered Person(s) for any business or Firm-related reasons. A “Covered Person” for this purpose is any foreign official including, without limitation, any officer or employee of any foreign government or any governmental department, agency or instrumentality (e.g., a central bank) or any government-owned or controlled enterprise (e.g., sovereign wealth fund) or any person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality or enterprise. It also includes any foreign political party, party official or candidate for political office.
Employees are prohibited from soliciting the brokerage community for these items or other favors in any manner that could be construed as using their employment with the Firm to obtain a personal benefit. In no event should any Employee allocate brokerage commissions or trades to a broker on the basis of personal gifts, entertainment or rewards provided to the Employee, or a relative or friend of the Employee.
Employees are prohibited from giving or receiving any gift of cash, gift certificate, or cash equivalents.
Gifts and entertainment among Employees are not subject to the guidelines set forth above. Employees may attend seminars sponsored or paid for by a business associate provided that attendance at the seminar is not so costly or so lavish as to raise conflict of interest issues and they have received prior written approval from the CCO.
Each Employee is expected to use professional judgment in entertaining and being entertained by a business associate. Provided the Employee and the business associate both attend, an Employee may accept from or provide to, a business associate breakfast, lunch, dinner or reception, ticket to a sporting event or the theater, or comparable entertainment, provided that such entertainment is not so frequent, costly, lavish, or excessive as to raise any question of impropriety. If there is any question as to whether a specific entertainment event can be accepted or given, the CCO should be consulted.
See Exhibit B of the compliance manual for Exchange Traded Concepts’ policy on gifts and entertainment.

OUTSIDE EMPLOYMENT AND OTHER ACTIVITIES
Employees are not permitted to engage in any business activity or employment which interferes with their duties to Exchange Traded Concepts, divides their loyalty, creates an actual or apparent conflict of interest, or exposes the employee or Exchange Traded Concepts to possible criticism or adverse publicity. Employees must disclose all outside employment to Exchange Traded Concepts’ senior management (“Senior Management”). Employees must obtain prior approval from the CCO for all outside employment, business activities, managing directorships, or fiduciary appointments.

10900 Hefner Pointe Drive, Suite 207 Oklahoma City, OK 73120	(405) 778-8377

Exchange Traded Concepts encourages employees to participate in worthwhile civic, social, educational, professional and charitable organizations and activities. No activity, however, should interfere with their regular employment duties, unreasonably encroach upon working time, or necessitate such long hours as to impair working effectiveness of the employee.
Exchange Traded Concepts defines a publicly traded company as any organization or entity which makes available to the public for purchase either through an exchange or other instrumentality a stake or share in the organization or entity. Employees who wish to serve on the board of directors of a publicly traded company must supply a description, in writing, of the publicly traded company and the reasons why they are attempting to act in this role. Written pre-approval must be obtained from the Chief Compliance Officer (“CCO”) and Exchange Traded Concepts’ Senior Management in order for an employee to serve on the board of directors of a publicly traded company. Senior Management, in consultation with the CCO, will review/consider many factors in making the decision to grant approval or disapproval, including, but not limited to, whether the company is one which Exchange Traded Concepts Trusts (the “Trusts”) would own. Senior Management’s decision, either for or against, will be provided to the employee in writing and a copy will be included in the employee’s file.
If approval is granted by Senior Management, the employee has an ongoing obligation to notify Senior Management and the CCO of any potential conflicts of interest which may arise during the course of participating as a member of the board of directors of a public company. If there is any question whether a conflict of interest exists or may exist, Senior Management and CCO shall be notified.
Under no circumstance may an ETC Employee be a member of a Board that is held or was held as an investment in any of ETC’s Trusts.
Violation of this policy may result in disciplinary action, up to and including termination of employment.

Conflicts of Interest
It is the policy of the Firm that all Employees conduct the business affairs of the Firm in accordance with the highest principles of business ethics and in such manner that no conflict of interest, actual or potential, can be construed. All Employees should promptly report to the CCO any situation or circumstance which may give rise to a conflict of interest.
It is a violation of this Code for any Employee, without the prior written consent of the CCO, to:
(a)          Rebate or pay any part of the compensation received from the Firm as an Employee to, directly or indirectly, any person, firm, or corporation that does business with or on behalf of the Firm;
(b)         Accept, directly or indirectly from any person, corporation, or association, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity, or other consideration in connection with any transaction on behalf of the Firm, or a Client Account;
(c)         Accept, directly or indirectly, from any person, firm, corporation, association or other entity that does business with or on behalf of the Firm, any gift or other item of more than de minimis value provided, however, that Employees may accept gifts in accordance with the Firm’s policies related to gifts and entertainment as set forth in this Code;
(d)         Participate in entertainment with Clients, brokers and other counterparties unless reasonably related to legitimate business purposes of the Firm as described in more detail under the gifts and entertainment policy in this Code; or
(e)         Own any Security or have, directly or indirectly, any financial interest in any other organization engaged in any securities, financial or financial related business, except for (i) ownership, or other interests in the Firm, and (ii) stock ownership, or other financial interest of a class of stock, or other classification of interests in accordance with the Firm’s policies related to personal trading as set forth in this Code.

10900 Hefner Pointe Drive, Suite 207 Oklahoma City, OK 73120	(405) 778-8377

In addition, Employees may not influence, directly or indirectly, investment decisions on behalf of the Firm’s Clients, or the allocation of Client brokerage for the benefit (in any form) of any immediate family member of the Employee.

POLITICAL ACTIVITIES AND CONTRIBUTIONS
Exchange Traded Concepts encourages employees to be informed about and participate in the political process and political activities, provided such participation does not unduly interfere with the employees’ duties or embarrass or discredit Exchange Traded Concepts. Exchange Traded Concepts further encourages all employees to vote in elections and, if employees so choose, to make voluntary contributions of time and/or money to political and governmental activities. Employees are required to comply with all provisions of Exchange Traded Concepts’ Political Contributions (Pay-to-Play) Policy, which has been designed to ensure compliance with Rule 206(4)-5 of the Advisers Act. Employees must, however, engage in such activities as individuals rather than as representatives of Exchange Traded Concepts. Employees must further avoid any appearance of corporate sponsorship or endorsement in connection with any election. Employees must not use the corporate name in connection with any political fund-raising activity or in any printed material for use in political fund-raising activity, except where permitted by law. Employees must obtain approval from the CCO before becoming a candidate for public office, accepting any nomination or appointment to a public office or agreeing to serve as an official (such as a campaign manager, chairman or treasurer) in a political campaign.
Corporate disbursements of money, property or services to any government official, political party or candidate, either domestic or foreign, are strictly prohibited, even in those jurisdictions where such contributions are legally permissible. No offer, promise of payment or payment shall be made to any person, corporate entity, official of any government or government agency, in the United States or abroad, either directly or indirectly, to win preferential treatment in securing business or obtaining special concessions in Exchange Traded Concepts’ interest. It should be emphasized that a corporate payment need not be illegal to be prohibited. Payments are broadly defined to include property or services.
Employees are required to provide the CCO with advance notice of planned solicitation activities for any political candidate or official by a spouse or other household member. The Firm reserves the right to object to these activities if the planned solicitation would be inconsistent with this policy.
Employees who wish to serve in public office must supply a description, in writing, of the particular public office and the reasons why they are attempting to serve in this role. This material should be submitted to Senior Management for review and consideration. Written pre-approval must be obtained from Senior Management in order for an employee to seek or serve in public office. Senior Management, in consultation with the CCO, will review/consider many factors in making the decision to grant approval or disapproval, including, but not limited to, whether serving in such capacity will give the employee access to non-public information concerning stocks that are currently or could potentially be considered for inclusion in Exchange Traded Concepts client portfolios. Senior Management’s decision will be provided to the employee in writing and a copy will be included in the employee’s file. If approval is granted by Senior Management, the employee has an ongoing obligation to notify Senior Management and the CCO of any potential conflicts of interest which may arise during the course of his or her service in public office. If there is any question whether a conflict of interest exists or may exist, Senior Management and the CCO shall be notified.
Contributions to a charity are not considered “political contributions” unless made to, through, in the name of, or to a fund controlled by a U.S. political candidate or official. This policy is not intended to impede legitimate, charitable fund-raising activities. Any questions regarding whether an organization is a charity, should be directed to the CCO.

10900 Hefner Pointe Drive, Suite 207 Oklahoma City, OK 73120	(405) 778-8377

Violation of this policy may result in disciplinary action, up to and including termination of employment.

RECORDS
The following records will be kept pertaining to this Code:
A copy of each Code that has been in effect at any time during the past five years will be kept in a readily accessible place by the CCO.
•	A record of any violations of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred.
•
A record of all written acknowledgements of receipt of the Code and any amendments thereto for each person who is currently, or was within the past five years, a supervised person (five years from the date employment is terminated).

•
Holdings and statements/transaction reports made pursuant to the Code must be maintained for at least five years after the end of the fiscal year in which the report was made (the first two years in an easily accessible place).

•	A list of names of persons who are currently, or within the past five years were access persons.
•
A record of any decision and supporting reasons for approving the acquisition of securities by access persons in limited offerings for at least five years after the end of the fiscal year in which the approval was granted.

•	A record of the individual(s) responsible for reviewing access persons’ reports currently and during the past five years.
•	A copy of reports provided to the board of trustees regarding the Code for at least five years after the end of the fiscal year in which it was made, the first two years in an easily accessible place.
•	A copy of all decisions made by the Senior Management during the last five years.
All Access Persons are required to report any violations of the Code and potential conflicts of interest promptly to the CCO (if the CCO is unavailable or a party to the violation the violation should be reported to Senior Management). Such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. If an Access Person is unsure if a violated occurred but in good faith believes one might have occurred, they are to present all information to the CCO or Senior Management in the manner stated above. Retaliation by an employee against an individual who reports a violation is prohibited and constitutes a further violation of the Code. This duty encompasses a requirement that all employees promptly self-report violations of the Code.

10900 Hefner Pointe Drive, Suite 207 Oklahoma City, OK 73120	(405) 778-8377

PERSONAL TRADING
Security transactions in Covered Securities require written pre-clearance, with the exception of transactions effected pursuant to Discretionary Managed Accounts or Automatic Investment Plans (including micro investing through apps).
If an employee wishes to purchase or sell a position in any Covered Security, he/she must obtain written pre-clearance from the CCO or his/her delegate. Access Persons may purchase open-ended mutual funds without obtaining pre-clearance from the CCO.  Absent extenuating circumstances, pre-trade clearance will not be approved during the five calendar days before and three calendar days after rebalancing or trading of the underlying ETF portfolios that rebalance on a monthly or less frequent basis. For portfolios that rebalance on a weekly, or more frequent basis, pre-clearance will not be approved on the calendar day before and the calendar day of the rebalance or trading of the ETF portfolio. In the instance of extenuating circumstances during a rebalance black out period, any trade must be approved by the CCO or General Counsel and a member of Senior Management. The trade request must include an explanation of the extenuating circumstances to be considered by the CCO and Senior Management. For the personal trading of the CCO, the CCO must obtain written pre-clearance from Exchange Traded Concepts’ Chief Executive Officer or General Counsel.  Pre-clearance requests shall be submitted through the Firm’s third-party compliance software.
Transactions in open-ended mutual funds are excluded from pre-clearance, as are 529 plans that invest in mutual funds.
Advance written approval is valid only for the day on which approval was granted. If a trade has not been executed on the day the approval was granted, subsequent approvals are necessary prior to trading.
Preclearance requests will be retained in the Firm’s third-party compliance software. The CCO or his/her delegate will periodically reconcile pre-clearance reports with the duplicate trading confirmations received electronically in the Firm’s third-party compliance software, to ensure compliance with the policy.
Access Persons may not purchase or hold Initial Public Offerings (IPO’s).
Limited Offerings require written pre-clearance.  Transactions in Covered Securities in retirement accounts including, but not limited to IRA’s, that are self-directed (i.e. stocks or bonds, not mutual funds), ESOP’s (Employee Stock Option Plans) and ESPP (Employee Stock Purchase Plans) require pre- clearance.
All ETC Employees are prohibited from trading, encouraging others to trade, either personally or on behalf of others, while in possession of material, non-public information. All ETC Employees are also prohibited from communicating material non-public information to others in violation of the law. For additional information see Exchange Traded Concepts’ Policy on the Prevention of Insider Trading included in Exhibit A of the Compliance Manual.
Short Term Trading:
ETC discourages short term trading by employees. Excessive short-term trading can lead to the suspension of personal trading privileges as determined by the CCO and Senior Management.
Reporting:
Consistent with the requirements of Rule 204A-1 under the Advisers Act, Access Persons must submit the following:
1.
Initial Holdings Report – within ten (10) days of hire, all new Access Persons are required to file a signed and dated Initial Holdings Report, setting forth the title, ticker symbol or CUSIP number, type of security, number of shares, and the principal amount of each covered security (including mutual funds advised or sub-advised by the firm) in which they have any direct or indirect beneficial ownership; and the name of any broker, dealer, or bank with whom an account is maintained in which any Covered Securities are held for their direct or indirect benefit and the date the report is submitted. The information must be current as of a date no more than 45 days prior to the date the person became an Access Person. Initial Holdings Reports shall be filed through the Firm’s third-party compliance software.

10900 Hefner Pointe Drive, Suite 207 Oklahoma City, OK 73120	(405) 778-8377

2.
Annual Holdings Report – on an annual basis, all Access Persons are required to file within thirty (30) days of year-end a signed and dated Annual Holdings Report listing all Covered securities owned as of December 31st.  Within this report, all Access Persons must list the title, the number of shares, and the principal amount of each Covered Security (including mutual funds advised or sub-advised by the firm) in which they had any direct or indirect beneficial ownership; and the name of any broker, dealer, or bank with whom an account was maintained in which any Covered Securities were held for their direct or indirect benefit and the date the report is submitted.  The information must be current as of a date no more than 45 days before the report is submitted. Annual Holdings Reports shall be filed through the Firm’s third-party compliance software.

3.
Quarterly Transaction Reports – Within thirty (30) days following the end of each calendar quarter all Access Persons must submit a signed and dated report listing all transactions in Covered Securities executed during that preceding calendar quarter. For each transaction, Access Persons are required to list the date, the title, ticker symbol or CUSIP number, the number of shares, interest rate and maturity date, and the principal amount of each covered security involved; the nature of the transaction (i.e., purchase, sale, or other type of acquisition/disposition); the price at which the transaction was effected; and the name of any broker, dealer, or bank through which the transaction was effected and the date the report is submitted. Also in this report Access Persons are to disclose any brokerage account opened during the calendar quarter. Access Persons are required to list the name of the broker, dealer or bank with whom the access person established the account, the date the account was established and the date the report is submitted. Quarterly Transactions Reports will be filed through the Firm’s third-party compliance software.

4.
Duplicate brokerage/mutual fund statements/confirms – Access Persons must have duplicate statements and confirms sent to the attention of Exchange Traded Concepts’ CCO. When possible, and in most cases, this shall be accomplished via a direct electronic link or direct feed to the Firm’s third-party compliance software. The CCO or his/her delegate will review them on a quarterly basis, to ensure all policies are being followed. Senior Management or the General Counsel will review the statements and confirms of the CCO. Brokerage, mutual funds advised or sub-advised by Exchange Traded Concepts, IRA’s, Rollover IRA’s (which are self-directed), ESOP’s, private placements, and limited partnerships must all be reported and duplicate statements must be forwarded. Violations detected during the review will be documented and reviewed by the CCO.  The CCO will determine appropriate steps depending on the violation, up to and including termination of employee.

5.
Annual Certification – All Access Persons are required to certify annually to the CCO that: (i) they have read and understand the Code; (ii) they have complied with all requirements of the Code; and (iii) they have reported all transactions required to be reported under the Code. Annual Certification shall be accomplished through the Firm’s third-party compliance software.

Transactions effected pursuant to an Automatic Investment Plan (i.e. dividend reinvestment plan) and through Discretionary Managed Accounts are exempt from reporting, as are acquisitions or securities through stock dividends, stock splits and other similar corporate reorganizations.

10900 Hefner Pointe Drive, Suite 207 Oklahoma City, OK 73120	(405) 778-8377

Access Persons of Exchange Traded Concepts must abide by the established internal policies and procedures. Compliance with the quarterly/annual Trading Disclosures and Holdings Reporting is a requirement of your employment at Exchange Traded Concepts. It is each employee’s responsibility to provide the required information within 30 days of the end of each quarter.
All transaction and holdings reports submitted to the CCO will be maintained in the strictest confidence, except to the extent necessary to implement and enforce provisions of the Code or to comply with requests for information from government agencies of proper authority or pursuant to litigation.
The Chief Compliance Officer or compliance designee, will review required reports to determine whether a violation of this Code may have occurred. If a violation is found to have occurred, the Chief Compliance Officer and Senior Management will impose, after consultation with outside counsel (as appropriate), corrective action as they deem appropriate under the circumstances.
Miscellaneous:
1.
Confidentiality. All reports of securities transactions and any other information filed with ETC pursuant to this Code will be treated as confidential. However, we may disclose copies of reports and information to the Securities and Exchange Commission or as otherwise required by law.

2.	Interpretation of Provisions. ETC may from time to time adopt interpretations of this Code as it deems appropriate.
3.
Distribution of Code, Acknowledgement of Receipt and Annual Certification of Compliance. All ETC personnel will receive a copy of this Code and any material amendments. Within 10 days of receiving any initial or amended copy of this Code, and each year thereafter, each ETC Employee will sign and return the compliance certification via the Firm’s third-party compliance software. ETC personnel who need any additional copies of the Code should contact the CCO.

4.	Reporting Violations. Any violation of this Code must be promptly reported to ETC’s Chief Compliance Officer, an Alternate Review Officer, or other member of ETC’s Compliance Department.

10900 Hefner Pointe Drive, Suite 207 Oklahoma City, OK 73120	(405) 778-8377